Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement made and entered into this 7th day of November, 2005, (the “Effective Date”) by and between Fiserv, Inc., a Wisconsin corporation (the “Company”) and Jeffery W. Yabuki (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company wish to enter into an employment relationship on the terms and conditions specified herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Term of Employment.

1.1 The Executive shall commence employment with the Company on December 1, 2005, or such earlier date mutually agreed upon by the Executive and the Company (“Employment Date”).

1.2 Commencing on the Employment Date, the Company agrees to employ the Executive, and the Executive agrees to accept such continued employment and serve the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of Executive’s employment shall commence on the Employment Date, and end on December 31, 2008, subject to earlier termination or further renewal as provided in this Agreement (the “Term of Employment”).

1.3 Renewal. Executive’s Term of Employment shall automatically renew for subsequent one (1) year periods, subject to the terms of this Agreement, unless either party gives written notice 90 days or more prior to the expiration of the then existing Term of Employment of Executive’s or the Company’s decision not to renew. A decision by the Company not to renew other than as a result of Executive’s death or Disability (as defined below), and other than in circumstances which would give rise to a termination for Cause (as defined below), shall be treated as a Termination by the Company without Cause and so governed by Paragraph 6.3.5 below. A decision by the Executive not to renew, other than for Good Reason (as defined below), shall be treated as a Voluntary Resignation, and so governed by the provisions of Paragraph 6.3.4 below.

2. Capacities, Duties and Authority.

2.1 During the Term of Employment, the Executive shall serve as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”). The Executive shall report directly to the Board, and shall direct and manage the affairs of the Company with such duties, functions and responsibilities as contemplated by the Company’s by-laws and as the Board shall designate, provided that such duties, functions and responsibilities are commensurate with the Executive’s positions of President and Chief Executive Officer.

2.2 The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive’s ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability or during a period of vacation or other approved leave of absence, the Executive shall devote substantially all of the Executive’s time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment, provided, however, that it shall not be a breach of this Agreement for the Executive to manage his own private financial investments or to serve on civic or charitable boards, to continue to serve on the corporate boards on which Executive serves as of the Effective Date, or to be a member of the board of directors of other companies which do not compete with the Company, so long as such directorships have been expressly disclosed to, and approved by, the Board, and provided, further, that all such activities do not materially interfere with the Executive’s performance of his duties hereunder, cause harm or concern to the Company’s operations, profitability or reputation, or otherwise violate this Agreement.

2.3 The Executive represents and warrants that he is not a party to, or otherwise bound by, any agreement, covenant or other restriction that would in any way conflict with or limit his ability to perform his duties hereunder.

2.4 Relocation.

2.4.1 The Executive shall relocate his primary residence to the greater Milwaukee, Wisconsin metropolitan area no later than August 31, 2006. Executive shall be reimbursed by the Company for reasonable and customary expenses incurred during the time period commencing upon the Effective Date of this Agreement until August 31, 2006, or until the last day of the month in which the Executive and his family relocate, whichever is earlier (the “Relocation Date”), as follows: (i) trips to Milwaukee prior to the Relocation Date as necessary to acquire a new primary residence; (ii) automobile allowance for travel expenses in the greater Milwaukee, Wisconsin metropolitan area incurred during the period commencing on the Effective Date and terminating on the Relocation Date; (iii) housing allowance and/or temporary living quarters in the greater Milwaukee, Wisconsin metropolitan area during the period commencing on the Effective Date and terminating on the Relocation Date; and (iv) all other expenses incurred by Executive that are deemed reasonable and customary for relocation of a Chief Executive Officer by the Board, or its designee(s). Executive shall be reimbursed by the Company for (i) the transportation (pack, move, unpack) of household goods; (ii) transportation of family automobiles; (iii) any sale commissions and closing costs payable upon the sale of Executive’s primary residence located in the greater Kansas City metropolitan area (“Kansas City Primary Residence”) and (iv) closing costs payable upon the purchase of another primary residence in the greater Milwaukee, Wisconsin metropolitan area.

2.4.2 Executive shall be reimbursed by the Company for expenses incurred by the Executive during the time period commencing upon the Effective Date of this Agreement until the Relocation Date for travel between Kansas City and Milwaukee; such expenses to be reimbursable business expenses to the extent permitted by law. To the extent such travel expenses do not qualify as business expenses, such expenses shall be reimbursed as moving expenses. To the extent that any benefit provided pursuant to Paragraph 2.4.1 above or pursuant to this Paragraph 2.4.2 is taxable to the Executive, the Company shall pay to the Executive a full gross-up (except to the extent any such amounts may be deducted on the Executive’s personal income tax return) so that the amounts paid by the Company, net of the Executive’s taxes, fully cover the relevant benefit payment.

2.4.3 The Company shall make the Executive whole for any loss of value due to the sale of Executive’s Kansas City Primary Residence not exceeding Executive’s actual basis in such property.

2.4.4 If, prior to the first anniversary of the Employment Date, the Executive’s employment is terminated by the Company for Cause as that term is defined below, or by the Executive without Good Reason, the Executive shall reimburse the Company for all payments made to the Executive pursuant to this Section 2.4.

3. Compensation.

3.1 The Executive shall be paid a base salary at the annual rate of $840,000.00, payable semi-monthly and otherwise in accordance with the regular payroll practices of the Company. At least annually, commencing in 2006 and continuing during the Term of Employment, the Company’s Compensation Committee shall consider and appraise the contributions of the Executive to the Company, at such time as the contributions of other senior executives of the Company and adjustments to base compensation are considered or made, and due consideration shall be given to the upward adjustment of the Executive’s annual base salary, which evaluation and adjustment to base compensation shall be done at such time as the salaries of the other senior executives of the Company are evaluated. During the Term of Employment, Executive’s base salary shall not be decreased.

3.2 Commencing in 2006, the Executive shall be eligible to participate in the Company’s Executive Incentive Compensation Plan and any replacement or successor annual bonus plan (the “Annual Bonus Plan”), and be eligible to receive a target bonus equivalent to not less than one hundred percent (100%) of Executive’s base salary for attainment of performance goals or other criteria, terms and conditions as may be established by the Company’s Compensation Committee in accordance with the Annual Bonus Plan, with an opportunity to earn a bonus in excess of target based upon above-target performance in accordance with the Annual Bonus Plan. Executive shall receive a pro rata bonus for the fourth quarter of 2005 in the amount of $210,000.00, payable in 2006, which is based on a target bonus of one hundred percent (100%) of Executive’s base salary.

3.3 Equity and Long-Term Grants. The Executive shall receive from the Company equity and long-term grants as follows:

3.3.1 On the Employment Date, the Executive shall receive from the Company: (i) a grant of 145,000 stock options, which will expire ten (10) years after the grant date and will vest over a five (5) year period, twenty percent (20%) on each anniversary of the grant date; (ii) a 45,000 share restricted stock grant with three (3) year cliff vesting; (iii) a grant of 7,849 shares of restricted stock with three (3) year cliff vesting; and (iv) a grant of 225,000 stock options, which will expire ten (10) years after the date of grant and will vest over a three (3) year period, one third (1/3) on each anniversary of the grant date.

3.3.2 The grants set forth in Paragraph 3.3.1 shall be made under the Company’s Stock Option and Restricted Stock Plan as approved at the Company’s 2005 Annual Meeting of Shareholders (the “SORSP”) and evidenced by award agreements substantially in the form provided to Executive prior to the date hereof. The grants set forth in Paragraph 3.3.1 are awarded to Executive in substantial part to compensate the Executive in lieu of compensation the Executive had to forego due to his resignation from his prior employer.

3.3.3 Commencing in 2006, Executive shall be eligible for and shall receive grants of options and/or restricted stock and/or other equity and long-term awards under the Company’s long-term incentive compensation program, which are commensurate with his position and are made at such times and on such terms as grants and awards are made to the Company’s senior executive officers generally; provided, that with respect to grants and awards, if any, to be made in 2006, there shall be taken into consideration the 145,000 stock options granted to Executive pursuant to Paragraph 3.3.1.(i) above.

3.4 The Executive shall be entitled to take annual vacation without loss or diminution of compensation, not exceeding four (4) weeks, such vacation to be taken at such time or times, and as a whole or in increments, as the Executive shall elect, consistent with the reasonable needs of the Company’s business and such vacation policies as may be established by the Board. The Executive shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of the Company for its senior executives, as the Company may amend or terminate such policies from time to time in its sole discretion.

4. Employee Benefit Programs.

4.1 During the Employment Period, the Executive shall be eligible to participate in and shall have the benefit of all the Company’s group medical, dental and vision plans and programs, group life and disability insurance plans, the Company’s 401(k) plan, and other employee benefit plans and standard benefits as are or may be generally made available to senior executives of the Company.

4.2 Except as otherwise expressly provided in this Agreement, nothing in this Section 4 shall be construed to require the Company to establish, maintain or continue any compensation or benefit plan, program or arrangement.

4.3 Except as otherwise expressly provided by their terms, such compensation or benefit plans, programs or arrangements are subject to modification or termination by the Company at any time.

5. Change in Control of the Company.

5.1 Simultaneous with his execution of this Agreement, Executive will execute a Double Trigger Key Executive Employment and Severance Agreement substantially in the form provided to the Executive prior to the date hereof (the “Double Trigger KEESA”). In the event of a “Change in Control of the Company,” as defined under the Double Trigger KEESA, during the Term of Employment, the Executive shall be entitled to the benefits of the Double Trigger KEESA, provided that if the benefits under the Double Trigger KEESA are duplicative of benefits provided under this Agreement, the Executive shall receive only the most favorable benefits (determined on a benefit-by-benefit basis) under the Double Trigger KEESA and this Agreement; and provided, further, that in the event that after such Change in Control the Executive’s employment is terminated by the Company without Cause or the Executive voluntarily terminates his employment with the Company for Good Reason, the Executive shall be entitled to a gross up payment determined as set forth in Paragraph 5.2 below.

5.2 Excise Tax Gross-Up.

5.2.1 In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement (the “Contract Payments”) or of any other plan, arrangement or agreement of the Company or its subsidiaries (“Other Payments” and, together with the Contract Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) as determined as provided below, the Company shall pay to the Executive, at the time specified in Paragraph 5.2.3, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of the Excise Tax on Payments and any federal, state, local income and employment tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made.

5.2.2 For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280(G)(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to the Executive (“Independent Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individual in the calendar year in which the Gross-Up Payment is to be made (which, for this purpose, shall include any additional income tax imposed under Section 409A of the Code with respect to the amount of the Payments or Gross-Up Payment subject to such additional income tax) and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

5.2.3 The Gross-Up Payments provided for in Paragraph 5.2.1 hereof shall be made upon the earlier of (i) the payment to the Executive of any Payment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

5.2.4 If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or if it is the opinion of Independent Counsel that the Excise Tax is less than the amount taken into account under Paragraph 5.2.2 hereof, the Executive shall repay to the Company within thirty (30) days of the Executive’s receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and any federal, state, local income and employment tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or any federal, state, local income and employment tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or if it is the opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company’s receipt of notice of such final determination or opinion. In the event of any change in, or further interpretation of, Sections 280G or 4999 of the Code and the regulations promulgated thereunder, the

Executive shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.

6. Termination of Employment.

6.1 The Executive’s employment hereunder shall terminate:

6.1.1 upon the death of the Executive;

6.1.2 upon the “Disability” (as defined below) of the Executive, effective upon the giving of a written Notice of Termination in accordance with Paragraph 6.2 below, if and only if, during the Term of Employment, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related) which qualifies as a disability under the Company’s long term disability plan (“Disability”), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months, and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination described in Paragraph 6.2), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis;

6.1.3 at the option of the Company, and subject to the Executive’s rights to notice and opportunity to cure as set forth in Paragraph 6.2 below, for Cause, effective on a date specified in the Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following:

(a) the Executive’s dishonesty or similar serious misconduct directly related to the performance of Executive’s duties and responsibilities hereunder, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company;

(b) the Executive’s conviction of a misdemeanor involving moral turpitude or of a felony;

(c) Executive’s drug or alcohol abuse which materially impairs the performance of his duties and responsibilities as set forth herein;

(d) substantial continuing willful and unreasonable inattention to, neglect of, or refusal by Executive to perform Executive’s duties and responsibilities under this Agreement;

(e) the Executive’s willful or intentional material violation of a material provision of the Company’s Code of Conduct, as it may be amended from time to time, or other material Company policies in effect from time to time; or

(f) any other willful or intentional material breach or breaches of this Agreement by Executive.

6.1.4 at the option of the Company, for a reason other than death, Disability or Cause, effective upon the giving of a Notice of Termination in accordance with Paragraph 6.2 of this Agreement;

6.1.5 at the option of the Executive, and subject to the Company’s rights to notice and opportunity to cure as set forth in Paragraph 6.2(d) below, for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence at any time of any of the following without the Executive’s prior written consent:

(a) any breach of this Agreement by the Company, other than an insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(b) any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity;

(c) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions set forth in Paragraph 2.1, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of Disability;

(d) a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities as contemplated by Section 2, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive;

(e) the relocation of the Executive’s principal place of employment to a location more than 35 miles from the greater Milwaukee, Wisconsin metropolitan area; or

(f) the failure by the Company to obtain an agreement from any successor to the Company to assume this Agreement.

6.1.6 at the option of the Executive, effective thirty (30) days after the giving of written notice to the Company of the exercise of such option for a reason other than Good Reason as set forth in Paragraph 6.1.5, above (“Voluntary Resignation”).

6.2 Termination Notice and Procedure. Any termination by the Company or the Executive shall be communicated by a written notice of termination (“Notice of Termination”) to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures:

(a) if such termination is for Disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination. No Notice of Termination for Cause shall be delivered unless the Board has made a good faith determination, after providing the Executive with the opportunity to appear before the Board and be heard, that the conduct or acts of the Executive specified in the Notice of Termination occurred and constitute Cause (as defined in Paragraph 6.1.3), and such Notice of Termination provides the Executive with an opportunity to cure such conduct or acts as contemplated by Paragraph 6.2(d) below;

(b) any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office;

(c) if the Notice is given by the Executive for Good Reason, the Executive may cease performing his duties hereunder subject to the Company’s opportunity to cure below. If the Notice is given by the Company for Cause, then the Executive may cease performing his duties hereunder, subject to the Executive’s opportunity to cure pursuant to Paragraph 6.2(d) below;

(d) the Executive shall have thirty days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of employment for Cause. The Company shall have thirty days, or such longer period as the Executive may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of employment for Good Reason; and

(e) the recipient of any Notice of Termination shall personally deliver or mail in accordance with Paragraph 11.6 below written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

6.3 Obligations of the Company upon Termination of Employment.

6.3.1 Death. In the event of the Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death and his estate and/or beneficiaries, as the case may be, shall receive the following, as soon as practicable (unless otherwise provided herein) following the date of Executive’s death:

(a) (i) all base salary for the time period ending with the date of termination; (ii) reimbursement for any and all monies advanced by Executive for the time period ending with the termination date for all expenses reimbursable by the Company under this Agreement; and (iii) notwithstanding any provision of any bonus or incentive compensation plan applicable to the Executive, a lump sum amount, in cash, equal to the amount of any bonus or incentive compensation that has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the date of termination but has not yet been paid (collectively, “Earned Amounts”); and

(b) such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment on account of death, as may be provided by the then existing plans, programs and/or arrangements of the Company, provided that all equity and long term grants and awards shall be deemed fully vested.

6.3.2 Disability. If the Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive’s employment (as provided in Paragraph 6.1.2 of this Agreement) and the Executive shall receive the following, as soon as practicable (unless otherwise provided herein) following the date of termination:

(a) Earned Amounts; and

(b) such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment on account of Disability, as may be provided by the then existing plans, programs and/or arrangements of the Company, provided that all equity and long term grants and awards shall be deemed fully vested.

6.3.3 Cause. If the Company terminates the Executive’s employment for Cause in accordance with the terms set forth in Paragraph 6.1.3 above, the Term of Employment shall end as of the effective date of termination and the Executive shall receive the following, as soon as practicable (unless otherwise provided herein) following the Executive’s date of termination:

(a) Earned Amounts; and

(b) such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment for Cause, as may be provided by the then existing plans, programs and/or arrangements of the Company.

6.3.4 Voluntary Resignation. If the Executive terminates his employment by Voluntary Resignation, in accordance with the terms set forth in Paragraph 6.1.6 above, the Term of Employment shall end as of the effective date of termination; and the Executive shall receive the following, as soon as practicable following the Executive’s date of termination:

(a) Earned Amounts; and

(b) such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment by Voluntary Resignation, as may be provided by the then existing plans, programs and/or arrangements of the Company.

6.3.5 Without Cause or With Good Reason. If the Executive’s employment is terminated by the Company (other than for death, Disability or Cause) in accordance with the terms set forth in Paragraph 6.1.4 above, or is deemed to have been so terminated pursuant to Paragraph 1.3 above, or if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 6.1.5 above, the Term of Employment shall end as of the effective date of termination and the Executive shall receive the following as soon as practicable (unless otherwise provided herein) following the Executive’s date of termination:

(a) Earned Amounts;

(b) subject to the Executive’s execution of a Separation Agreement and Release of all claims related to the Executive’s employment or the termination thereof, in the form annexed hereto, other than any modifications which may be required to effectuate such release based upon any changes in law or Company practice, (i) a lump sum payment in an amount equivalent to two (2) times the Executive’s base salary and target bonus; (ii) full vesting of all equity and long-term grants and awards, as well as the right to exercise the stock options granted under Paragraph 3.3.1. for two (2) years, and all other stock options granted for not less than one (1) year, following the date of termination of his employment, but in no event longer than ten (10) years from the date of grant; (iii) reimbursement by the Company to the Executive for any expenses incurred by the Executive for payment of COBRA premiums for two (2) years following the date of termination of his employment, or until the Executive obtains health care coverage through subsequent employment, whichever is earlier; and

(c) such other benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason, as may be provided by the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan), provided that all equity and long term grants and awards shall be fully vested.

6.4 Except as expressly provided by Paragraph 6.3, any payment or benefit provided under Paragraph 6.3 hereof shall be in lieu of any other severance, bonus or other payments, perquisites or benefits, including any further accruals or vesting thereof, to which the Executive might then or, in the future, be eligible pursuant to this Agreement or any statutory or common law claim. In order to preserve the parties’ respective legal rights in the event of a dispute, the Executive acknowledges and agrees that in the event the parties dispute whether the Executive shall be eligible for a payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is determined by a final judgment of a court of competent jurisdiction or otherwise resolved. The foregoing shall not be deemed to prohibit a court of competent jurisdiction from awarding prejudgment interest under circumstances in which it may deem it appropriate to do so.

7. Acknowledgements; Confidential Information; Competitive Activities; Non Solicitation.

7.1 The Executive acknowledges and agrees as follows:

7.1.1 The Company is in the business of providing information management solutions to the financial industry—servicing clients in the United States, and throughout the world.

7.1.2 Since the Company and its subsidiaries (collectively and individually referred to in this Section 7 as the “Fiserv Group Companies”) would suffer irreparable harm if the Executive left the Company’s employ and solicited the business and/or employees of the Fiserv Group Companies, or otherwise interfered with business relationships of the Fiserv Group Companies, it is reasonable to protect the Fiserv Group Companies against such activities by the Executive for a limited period of time after the Executive leaves the Company.

7.1.3 The covenants contained in Paragraphs 7.2, 7.3, and 7.4 below are reasonably necessary for the protection of the Fiserv Group Companies and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on the Executive and the public. The purpose and effect of the covenants simply are to protect the Fiserv Group Companies for a limited period of time from unfair competition by the Executive.

7.2 For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Fiserv Group Companies, including, without limitation, all trade secrets, know how and other information generally retained on a confidential basis by the Fiserv Group Companies concerning their designs, products, methods, know-how, techniques, systems, engineering data, software codes and specifications, formulae, processes, inventions and discoveries, business strategies, sales, marketing and business plans, acquisition prospects and targets, capital expenditure forecasts or plans, investor initiatives, incentive plans, targets or MBOs, business assessments or evaluations, HR assessments or plans, litigation strategies, approaches or theories and settlement plans with regard thereto, organization plans, tax strategies, financial models, public financial disclosure discussions, concerns, approaches or related issues, international market assessments and strategies, pricing, product plans and the identities of, and the nature of the Fiserv Group Companies’ dealings with, their suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute “Confidential Information.” The Executive acknowledges that he has had and, will from time to time have access to and has obtained and will in the future obtain knowledge of certain Confidential Information, and that improper use or revelation thereof by the Executive, during or after the termination of his employment by the Company, could cause serious injury to the business of the Fiserv Group Companies. Accordingly, the Executive agrees that, unless otherwise required by law, he will forever keep secret and inviolate all Confidential Information which shall have come or shall hereafter come into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Confidential Information to any other person. If the Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, he shall provide the Company with prompt prior written notice of such legal requirement, so that the Fiserv Group Companies may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Paragraph. In any event, the Executive may furnish only that portion of the Confidential Information which the Executive is advised by legal counsel is required, and he shall exercise his best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information as is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term “Confidential Information” does not include any information which at the time of disclosure or thereafter is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by the Executive.

7.3 In addition to the acknowledgments by the Executive set forth in Paragraph 7.1 above, the Executive acknowledges that the services provided by him for the Company are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Fiserv Group Companies with a competitive advantage. Accordingly, the Executive agrees as follows:

7.3.1 Commencing on the Effective Date, and thereafter for a period of twelve (12) months following Executive’s date of termination, the Executive shall not, directly or indirectly, on his behalf or on behalf of any other individual, association or entity, as agent or otherwise:

(a) contact any of the clients of any of the Fiserv Group Companies for whom Executive directly performed any services or had any direct business contact for the purpose of soliciting business or inducing such client to acquire any product or service that at any time during the term of this Agreement is provided or under development by the Fiserv Group Companies from any entity other than the Fiserv Group Companies;

(b) contact any of the clients or prospective clients of any of the Fiserv Group Companies whose identity or other client specific information the Executive discovered or gained access to as a result of his access to the Fiserv Group Companies’ Confidential Information for the purpose of soliciting or inducing any of such clients or prospective clients to acquire any product or service that at any time during the term of this Agreement is provided or under development by any of the Fiserv Group Companies from any entity other than the Fiserv Group Companies;

(c) use the Fiserv Group Companies’ Confidential Information to solicit, influence or encourage any clients or potential clients of any of the Fiserv Group Companies to divert or direct their business to the Executive or any other person, association or entity by or with whom the Executive is employed, associated, engaged as agent or otherwise affiliated; or

(d) encourage, induce or entice any employee of any of the Fiserv Group Companies with access to or possession of Confidential Information of the Fiserv Group Companies to leave the employment of the Fiserv Group Companies.

7.3.2 Commencing on the Effective Date, and for a period of twelve (12) months following Executive’s date of termination, without the prior written approval of the Company’s Board of Directors, the Executive shall not participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Company or any of its subsidiaries in the business described in Paragraph 7.1.1 above, where such enterprise’s revenues from any competitive activities amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Paragraph shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

7.4 The Executive acknowledges and agrees as follows:

7.4.1 The Executive agrees to promptly disclose to the Company any and all discoveries, developments, inventions, products, services, processes, formulas, and improvements thereof (“Inventions”), whether or not patentable, relating to the products, services, commercial or other endeavors of the Fiserv Group Companies, which the Executive may invent, discover, develop or learn in connection with Executive’s employment. The Executive agrees that such inventions are the exclusive and absolute property of the Company and that the Company will be the sole and absolute owner of all intellectual property rights, including patent and any and all other rights in connection therewith. The Executive agrees to give all reasonable assistance in the preparation and/or execution of any papers the Company may request to reflect such interest and to secure patent or other protection for such Inventions.

7.4.2 The Executive understands that in the course of employment, the Executive may prepare writings, drawings, diagrams, designs, specifications, manuals,

instructions and other materials, and computer code and programs (“Works”). Such Works are “works made for hire” under United States copyright law and the Company shall be the owner of the Executive’s entire right of authorship in such Works. If such Works are deemed by operation of law not to be “works made for hire,” the Executive hereby assigns to the Company the Executive’s entire right of authorship, including copyright ownership in such Works and agrees to execute any document deemed necessary by the Company in connection therewith.

7.5 In the event of a judicial determination that the Executive has breached his obligations under Paragraphs 7.2, 7.3, or 7.4, in addition to any damages or other relief otherwise available to the Fiserv Group Companies, the Executive shall be obligated to reimburse the Company for any payments to the Executive under Paragraph 6.3.5(b)(i) and (iii). In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of Section 7 hereof.

7.6 For the purposes of this Agreement, the period of restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified.

7.7 The Executive acknowledges that any violation by him of the provisions of this Section 7 would cause serious and irreparable damage to the Fiserv Group Companies. He further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of this Section, the Fiserv Group Companies may seek, in addition to any other rights or remedies, including money damages or specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

8. Reimbursement of Business Expenses.

During the Term of Employment, subject to and in accordance with the Company’s policies with regard to such matters applicable to the President and Chief Executive Officer, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such properly documented business expenses incurred in accordance with the Company’s travel and business expense reimbursement policy applicable to the President and Chief Executive Officer in connection with carrying out the business of the Company.

9. Reimbursement of Executive’s Preparation/Negotiation Expenses.

Provided that Executive commences employment with the Company, the Company shall reimburse the Executive for reasonable attorneys’ fees, tax advisors’ fees, and other consultant fees incurred by Executive in connection with the preparation and negotiation of this Agreement and the matters related thereto.

10. Directors and Officers Liability Coverage; Indemnification.

Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Wisconsin, from and against all costs, charges and expenses (including reasonable attorneys’ fees), and shall, consistent with the laws of the State of Wisconsin, provide for the advancement of expenses, incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer or employee of the Company or any of its affiliates or employee benefit plans. The provisions of this Section 10 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise. The provisions of this Section 10 shall survive the termination of this Agreement for any reason.

11. Miscellaneous.

11.1 This Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin without reference to principles of conflict of laws. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of Wisconsin, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

11.2 Upon the Effective Date, this Agreement and the Double Trigger KEESA shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof, with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company.

11.3 It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) the lump sum amount payable under Paragraph 6.3.5(b)(i) above shall be paid no later than the 15th day of the third month following the calendar year in which the Executive’s termination of employment giving rise to such payment occurs (or such earlier date as may apply to cause the lump sum payment to qualify as a “short-term deferral” under Section 409A of the Code), unless due to the circumstances giving rise to such lump sum payment the payment thereof must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” and (b) to the extent that any Treasury regulations, guidance or changes to Section 409A after the date of this Agreement would result in the Executive becoming subject to interest and additional tax under Section 409A of the Code, the Company and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

11.4 The Company shall be eligible to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

11.5 Section headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

11.6 Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Paragraph 6.2 of this Agreement, shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Fiserv, Inc., Attention: Secretary, 255 Fiserv Drive, Brookfield, Wisconsin 53045, or if to the Executive, to the most recent address shown on the records of the Company, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

11.7 This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

11.8 This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company’s obligations under this Agreement.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement to become effective on the Effective Date.

FISERV, INC.

/s/ Charles Sprague	By:	/s/ Donald F. Dillon
Charles Sprague, Witness		Donald F. Dillon

/s/ Charles Sprague	By:	/s/ Jeffery W. Yabuki
Charles Sprague, Witness		Jeffery W. Yabuki, Executive